Separation Agreement and General Release
This Separation Agreement and General Release (the “Agreement”) is entered into by and between Cava Holding Company (referred to throughout this Agreement as “Company”) and Kenneth R. Bertram (“Employee”). The term “Party” or “Parties” as used herein shall refer to Company, Employee, or both, as may be appropriate.
1.Last Day of Employment.
Company and Employee agree that Employee’s last day of employment with Company was April 17, 2026 (“Separation Date”). This Agreement shall become effective upon expiration of the Revocation Period (defined in Section 14 hereof), assuming no timely revocation.
Employee acknowledges and agrees that except as specifically provided in Section 2 hereof, all rights to compensation shall cease as of April 17, 2026 and all outstanding grants of equity (including, without limitation, stock options, restricted stock units and performance stock units) that are unvested as of April 17, 2026 are hereby cancelled and terminated in their entirety.
2.Consideration/Indemnification for Tax Consequences.
In consideration for Employee timely signing this Agreement and not timely revoking it, and complying with all covenants, terms, releases, waivers, and provisions hereof, consistent with the terms of the Executive Severance Plan, Company agrees:
(a)To provide to Employee continuing payments for a period of twelve (12) months, measured from the Separation Date, of Employee’s annualized base salary of $410,000.00 in accordance with Company’s regular payroll practices, less legal deductions, and withholdings. Company shall provide the payments referenced in this paragraph in accordance with the Company’s standard payroll process.
(b)To provide to Employee continuing monthly payments for a period of twelve (12) months, measured from the Separation Date, for Employee’s health insurance continuation coverage (“COBRA”) in an amount equal to the difference between (i) Employee’s monthly COBRA health insurance premiums and (ii) the last monthly group health insurance premium paid by Employee prior to the Separation Date. This continuing monthly payment shall be made in accordance with Company’s regular payroll practices and process, less legal deductions and withholdings. Company’s obligation to make the payments under this subsection (b) is contingent on Employee electing COBRA coverage and at all times complying with all requirements of COBRA. The Company’s obligation to make payments under this subsection (b) shall cease immediately in the event Employee becomes eligible to receive any health benefits as a result of subsequent employment after the Separation Date.
(c) The Company will not oppose the Employee’s efforts to exercise whatever rights Employee has to extend COBRA coverage beyond the twelve (12) months under applicable law.; provided, however, the Company will not, and has no obligation to, provide any payments to Employee or any insurance carrier to offset the cost of COBRA premiums. Employee acknowledges and agrees that upon expiration of the twelve (12) month period referenced in (b) above, Employee shall be responsible for the entire cost of COBRA coverage.
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(d)To provide to Employee a bonus of Seventy-Five Thousand Seven Hundred Dollars ($75,700), in lieu of the bonus payable under the Executive Severance Plan, for fiscal year 2026 less legal deductions and withholdings. Company shall provide this payment on Company’s next scheduled regular payroll subsequent to the expiration of the Revocation Period. For the avoidance of doubt, Employee acknowledges receipt of Employee’s bonus for fiscal year 2025.
(e)To vest, immediately upon expiration of the Revocation Period Five Thousand One Hundred Fourteen (5,114) restricted stock units (“RSUs”) granted to Employee on June 15, 2023, and originally scheduled to vest on June 14, 2026. Company shall follow Company’s standard procedure for reimbursement to Company of the required tax withholding payments (including Federal, state and local income taxes, Employee’s share of FICA and Medicare taxes, and any other taxes payable by Employee) on vesting of RSUs including requiring a “sell to cover” by Employee and delivery of remaining RSUs to Employee. These RSUs shall remain subject to the terms of CAVA’s Amended and Restated 2023 Equity Incentive Plan and the applicable award agreement.
(f)To vest, immediately upon expiration of the Revocation Period, Ten Thousand Fifty-Four (10,054) Non-Qualified Stock Options (“NSOs”) having an exercise price of $22.00 per share granted to Employee on June 14, 2023, and originally scheduled to vest on June 14, 2026. As a condition to exercise of these NSOs, Employee shall, immediately upon exercise, reimburse Company for all required withholding for Federal, state and local income taxes, Employee’s share of FICA and Medicare taxes, and any other taxes payable by Employee and required to be withheld by Company as a result of the exercise of these NSOs (the Required Withholding”). In addition, Company shall have the right to deduct the Required Withholding from any payments due to Employee under this Agreement. These NSOs shall have an exercise period of eighteen (18) months from the Separation Date, at which time all unexercised NSOs shall terminate in their entirety, and shall remain subject to the terms of CAVA’s Amended and Restated 2023 Equity Incentive Plan and the applicable award agreement.
(g)Employee acknowledges and agrees that Employee shall be solely responsible for payment of all Federal, state and local income tax , Employee’s share of FICA and Medicare tax, and any other taxes due from Employee as a result of the payments provided for in this Section 2 and for the taxable income resulting from the vesting or exercise of the RSUs and NSOs in subsections (c) and (d) above. Employee hereby agrees to pay his taxes and the Company agrees to pay its taxes with respect to the Employee’s income and other taxes on the payments made to the Employee and vesting provided for in this Section 2.
3.No Consideration Absent Execution of this Agreement.
Employee understands and agrees that Employee would not receive the monies and/or benefits specified in Paragraph 2 above, except for Employee’s timely execution and non-revocation of this Agreement and the fulfillment of the covenants, releases, waivers and promises contained herein.
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4.General Release, Claims Not Released and Related Provisions.
General Release of All Claims. Employee, on Employee’s own behalf and on behalf of Employee’s heirs, executors, administrators, successors, and assigns knowingly and voluntarily release and forever discharges Company, its direct and indirect parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, reinsurers, professional employment organizations, representatives, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries, both individually and in their business capacities (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of the following, as amended:
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•Title VII of the Civil Rights Act of 1964;
•Sections 1981 through 1988 of Title 42 of the United States Code;
•The Employee Retirement Income Security Act of 1974 (“ERISA”);
•The Internal Revenue Code of 1986;
•The Immigration Reform and Control Act;
•The Americans with Disabilities Act of 1990;
•The Worker Adjustment and Retraining Notification Act;
•The Fair Credit Reporting Act;
•The Family and Medical Leave Act;
•The Equal Pay Act;
•The Genetic Information Nondiscrimination Act of 2008;
•The Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”);
•Families First Coronavirus Response Act;
•The Pregnant Worker’s Fairness Act (“PWFA”);
•The Age Discrimination in Employment Act of 1967 (“ADEA”);
•Pennsylvania Human Relations Act – 43 P.S. §951 et seq.;
•Pennsylvania Minimum Wage Act, as amended – 43 P.S. §33.101 et seq.
•Pennsylvania Whistleblower Law – 43 P.S. §1421 et seq.
•Pennsylvania Equal Pay Law, as amended – 43 P.S. §336.1 et seq.
•The Pennsylvania Wage Payment and Collection Law;
•Pennsylvania’s Bona Fide Occupational Qualifications Rules;
•Pennsylvania’s Military Leave and Re-Employment Rights Laws;
•The Pennsylvania Criminal History Record Information Act;
•Any other federal, state or local law, rule, regulation, or ordinance; and
•Any public policy, contract, tort or common law including but not limited to any claims for wrongful discharge (actual or constructive) breach of implied or express contract, harassment of any kind, unpaid wages, vacation or sick leave pay, intentional or negligent inflection of emotional distress, or defamation.

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Claims Not Released. Employee is not waiving any rights Employee may have to: (i) Employee’s own vested or accrued employee benefits under Company’s qualified retirement benefit plans as of the Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; and (iv) enforce this Agreement.
For its part, the Company hereby releases the Employee from any and all claims, known and unknown, asserted or unasserted, which the Company has or may have against the Employee as of the date of execution of this Agreement, except for claims with respect to Employee’s obligations under this Agreement and the Confidential and Proprietary Information and Non-Competition Agreement referenced in Section 9 hereof..
5.Governmental Agencies.
Nothing in this Agreement or any other agreement you may have signed or company policy, prohibits, prevents, or otherwise limits Employee from (1) reporting possible violations of federal or other law or regulations to any governmental agency, legislative, regulatory or judicial body, or law enforcement authority (e.g., EEOC, NLRB, SEC, DOJ, CFTC, U.S. Congress, or an Inspector General), (2) filing a charge or complaint with any such governmental entity, or (3) participating, testifying, or assisting in any investigation, hearing, or other proceeding brought by, in conjunction with, or otherwise under the authority of any such governmental entity. To the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies related to any alleged adverse employment action(s), except nothing in this Agreement prohibits, prevents, or otherwise limits Employee’s ability or right to seek or receive any monetary award or bounty from any such governmental agency in connection with protected “whistleblower” activity. Employee is also not required to notify or obtain permission from Company when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity.
6.Confidentiality and Proprietary Information.
6.1   Employee understands and acknowledges that in the course of his employment, he has received and/or has or had access to certain "Confidential Information" (as defined below) from the Company. Employee hereby acknowledges that such Confidential Information constitutes a valuable and proprietary asset of Company which Company desires to protect.

6.2    For purposes of this Agreement, “Confidential Information” shall include, but not be limited to, the following: this Agreement; trade secrets; operating techniques, procedures and methods; product specifications; customer lists and customer information (including, but not limited to catering customers and credit card information); customer information (including, but not limited to, credit card information); account information; price lists; discount schedules; budgets; correspondence with customers (including, but not limited to catering customers), vendors, competitors, employees, partners, franchisees or any other entity or person; drawings;

software; samples; leads from any source; marketing techniques; procedures and methods; employee lists; internal financial reports (including, but not limited to, internal sales and/or profit and loss reports) of Company and its affiliates and/or franchisees; sourcing lists; recruiting lists; Company strategies, business plans, or research; and any other such proprietary information, but shall not include any such information which has become generally known to or available for use by the public other than by my act(s) or omission(s).

6.3    Employee agrees that Employee shall not, at any time, without the written authorization of Company or except as permitted under this Agreement: (i) disclose any Confidential Information to any person or entity for any purpose whatsoever; or (ii) make use of any Confidential Information for my own purposes or for the benefit of any other person or entity, other than Company, and it is expressly understood and agreed that this prohibition restricts me from using any Confidential Information in competition with Company at any time. Employee understands that he shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.4    Employee understands that Employee’s obligations under this Section 6 are in addition to, and not in limitation of, Employee’s obligations under Company’s policies and procedures.

6.5    Employee agrees that all Work Product (defined below) and Intellectual Property Rights (defined below) shall be the sole and exclusive property of Company. “Work Product” means all writings, inventions, discoveries, ideas and other work product of any nature whatsoever that Employee created on his own or in collaboration with others during Employee’s employment with Company and that relates to the business, contemplated business, research or development of Company. “Intellectual Property Rights” means all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights arising out of the Work Product, in any jurisdiction throughout the world, and all related rights of priority under international conventions. Employee acknowledges that, by reason of being employed by Company, all of the Work Product is, to the extent permitted by law, “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101) and is the property of Company. To the extent that any Work Product is not “work made for hire,” Employee hereby irrevocably assigns to Company, for no additional consideration, Employee’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein. During and after Employee’s employment, Employee hereby agrees to reasonably cooperate with Company to (i) apply for, obtain, perfect and transfer to Company the Work Product and any Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same. Employee hereby irrevocably grants Company power of attorney to execute and deliver any such documents on Employee’s behalf and in Employee’s name and to do all other lawfully permitted acts to transfer the Work Product to Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, in the event that Employee does not promptly cooperate with Company’s request. The power of attorney is coupled with an interest and shall not be affected by Employee’s subsequent incapacity.

7.Acknowledgments and Affirmations.
(a)Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Company. Nothing in this Agreement or these Affirmations is intended to impair Employee’s rights under whistleblower laws or cause Employee to disclose Employee’s participation in any governmental whistleblower program or any whistleblowing statute(s) or regulation(s) allowing for anonymity.
(a)Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, paid sick leave, predictability pay, and/or benefits which are due and payable as of the date Employee signs this Agreement and Employee has been reimbursed for all necessary expenses or losses incurred by Employee within the scope of Employee’s employment. Employee further affirms that Employee has submitted expense reports for all necessary expenses or losses incurred by Employee within the scope of Employee’s employment. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act and state and local leave and disability accommodation laws.
(b)Employee further affirms that Employee has no known or unreported workplace injuries or occupational diseases.
(c)Employee also affirms that Employee has not divulged any proprietary or confidential information of Company and will continue to maintain the confidentiality of such information consistent with Company’s policies and Employee’s agreement(s) with Company and/or common law. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit against Company for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(d)Employee further affirms that Employee has not reported internally to Company any allegations of wrongdoing by Company or its officers, including any allegations of corporate fraud, and Employee has not been retaliated against for reporting or objecting to any such allegations internally to Company.

(e)Employee agrees to reasonably cooperate with Company in regard to the transition of business matters handled by Employee during Employee’s employment with Company and in regard to any litigation brought by or against Company. Employee understands that Employee is not entitled to any compensation for any such cooperation beyond the consideration set forth above.
(f)Employee agrees to refrain from making statements that are disparaging or defamatory about Releasees, or Releasees’ customers, suppliers, or vendors, including but not limited to communications on social media websites such as Facebook, Twitter, LinkedIn, or Glassdoor on blogs, by text or email or other electronic means. For its part, the Company agrees to instruct the its Executive Leadership Team not to disparage or speak or write negatively about the Employee.
(g)Employee will direct all requests for employment verification or requests for Company to provide employment references to The Work Number at (800) 367-2884, code 18556, which shall provide Employee’s dates of employment and job title(s).
8.Return of Property.
Except as provided otherwise in this Agreement or by law, Employee affirms that Employee has returned, without copying or reproducing, all of Company’s property, documents, and/or any confidential information in Employee’s possession or control and understands such return is a condition precedent to receipt of the consideration set forth above.
Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Company’s premises and that Company is not in possession of any of Employee’s property. Employee understands that access to any Company owned or managed systems, such as electronic mail and shared folders, will be eliminated on Separation Date.
9.Non-Competition:
Employee has executed and delivered that certain Confidential and Proprietary Information and Non-Competition Agreement dated as of September 27, 2021, and executed in connection with the commencement of Employee’s employment with Company. Employee hereby acknowledges and agrees that the Confidential and Proprietary Information and Non-Competition Agreement remains in full force and effect and Employee covenants to comply with and be bound by the terms thereof. The parties recognize that the Employee is a practicing lawyer and that common law suggests that lawyers are not subject to non-competition covenants in certain circumstances.

10.Governing Law and Interpretation.
This Agreement shall be governed and conformed in accordance with the laws of the District of Columbia without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
11.No Admission of Wrongdoing.
The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.
12.Amendment.
This Agreement may not be modified, altered, or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.
13.Entire Agreement.
This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except for any post-employment obligations including but not limited to post-employment non-competition obligations contained in any existing noncompetition agreement between Company and Employee, which shall remain in full force and effect according to their terms and are expressly reaffirmed and restated by Employee pursuant to this Agreement. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.
14.Counterparts and Signatures.
This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail will have the same effect as the original signature.
EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT.
EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) DAY CONSIDERATION PERIOD.
EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY ON WHICH EMPLOYEE SIGNS OR ENTERS INTO THIS AGREEMENT (THE “REVOCATION PERIOD”) AND THE AGREEMENT IS NOT ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO CAVA’S LEGAL DEPERTMENT VIA EMAIL AT LEGAL@CAVA.COM

AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.”
EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE, AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

COMPANY:
Signed:	/s/ Kelly Costanza	Date:	5/15/2026
Kelly Costanza
Chief People officer

KENNETH R. BERTRAM
Signed:	/s/ Kenneth R. Bertram
Printed Name:	Kenneth R. Bertram
Date:	5/8/2026